CURO Group Holdings Corp. Announces Third Quarter 2019
Financial Results and Raises 2019 Adjusted Earnings Guidance

Wichita, Kansas--October 24, 2019-CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a market leader in providing short-term credit to underbanked consumers, today announced financial results for its third quarter ended September 30, 2019.

“We are pleased to report another excellent quarter that again exceeded our expectations,” said Don Gayhardt, President and Chief Executive Officer. “Our Adjusted Net Income nearly tripled year-over-year on strong loan portfolio growth and performance and operating expense discipline. We believe that general economic conditions continue to be strong for our customers and we are very focused on making disciplined credit and customer acquisition spending decisions. Our Canadian business delivered $15.3 million of non-GAAP Adjusted EBITDA versus a $3.4 million AEBITDA loss in the prior-year quarter and validated our decision to undertake a significant product transition in our Ontario operations. Our U.S. business continued to perform well with quarterly year-over-year growth of 6.2% in revenues, 11.7% in Net revenues and 23.3% in AEBITDA. Finally, we remain optimistic about the balance of the year and we are increasing our 2019 earnings and earnings per share guidance.”

Consolidated Summary Results - Unaudited

	For the Three Months Ended (1)			For the Nine Months Ended (1)
(in thousands, except per share data)	9/30/2019	9/30/2018	Variance	9/30/2019	9/30/2018	Variance
Revenue	$297,264	$269,482	10.3%	$839,503	$757,494	10.8%
Gross margin	96,639	60,594	59.5%	283,317	243,788	16.2%
Company Owned gross loans receivable	657,615	537,763	22.3%	657,615	537,763	22.3%
Net income (loss) from continuing operations	27,987	(42,590)	#	74,327	1,041	#
Adjusted Net Income (2)	32,879	11,415	#	95,266	69,461	37.2%
Diluted Earnings per Share from continuing operations	$0.61	$(0.93)	#	$1.59	$0.03	#
Adjusted Diluted Earnings per Share (2)	$0.71	$0.24	#	$2.03	$1.45	40.0%
EBITDA (2)	61,199	(31,478)	#	169,322	80,629	#
Adjusted EBITDA (2)	67,055	38,584	73.8%	193,598	166,445	16.3%
Weighted Average Shares - diluted (3)	46,010	45,853		46,887	48,061
# - Variance greater than 100% or not meaningful
(1) Excludes discontinued operations; see "Results of Discontinued Operations" for additional details of the impact of discontinued operations
(2) These are non-GAAP metrics. For a reconciliation of each non-GAAP metric to the nearest GAAP metric; see the applicable reconciliations contained under "Results of Operations - CURO Group Consolidated Operations." For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."

(3) For the three months ended September 30, 2018, Adjusted Diluted Earnings per Share was calculated using non-GAAP metric of Adjusted Diluted weighted average shares outstanding of 48,352.
Third quarter 2019 developments include:

•	Revenue increase of $27.8 million, or 10.3%, over the prior-year period, driven primarily by growth in revenue from Open-End loans in both the U.S. and Canada.

•
Growth in Company Owned gross loans receivable and Gross combined loans receivables of 22.3% and 18.5%, respectively, versus the prior-year period. Year-over-year comparisons benefited from the Q1 2019 Open-End Loss Recognition Change. Excluding the impact of this change, Company Owned gross loans receivable and Gross combined loans receivables grew 13.7% and 11.0%, respectively.

•	Consolidated quarterly net charge-off ("NCO") rates improvement of over 350 bps compared to the same quarter a year ago.

•	Adjusted Diluted Earnings per Share increase to $0.71 from $0.24 in the prior-year quarter; Diluted Earnings Per Share from continuing operations of $0.61.

•
Cumulative open market purchases of 2,853,241 shares for $35.0 million through October 23, 2019 under the terms of our $50 million share repurchase program that was announced in April 2019, plus the purchase of 2,000,000 shares from Friedman Fleischer & Lowe Capital Partners II, L.P. and its affiliated investment funds ("FFL"), a related party to the Company.

•
Addition of two independent directors to our Board of Directors, which adds both compliance and human resources experience and insight, as announced in our Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on July 22, 2019.

Year-to-date 2019 developments include:

•
Revenue increase of $82.0 million, or 10.8%, over the prior-year period. Year-over-year revenue comparisons include an estimated $35 million benefit from the Q1 2019 Open-End Loss Recognition Change, offset by a similar increase in provision expense.

•
Adjusted Net Income and Adjusted Diluted Earnings per Share growth of 37.2% and 40.0%, respectively, over the prior-year period; Net Income from continuing operations of $74.3 million and Diluted Earnings per Share of $1.59.

•
Continued success with the Canada Open-End product transition, as the portfolio matures and NCO rates improve. Canada AEBITDA increase of $21.5 million over the prior-year period; gross margin increase of $22.9 million over the same period.

•
During April through July 2019, invested an additional $3.8 million in Zibby, an on-line virtual lease-to-own platform. As a result of this transaction, the Company's fully-diluted ownership of Zibby increased to 42.3%.

•	Completed the exit from the U.K. market during the first quarter of 2019, resulting in favorable tax consequences related to the disposal.

•
The successful launch of our new demand deposit account, Revolve Finance, sponsored by Republic Bank of Chicago. Revolve is being rolled out across our U.S. branches, as well as online, and provides customers with a checking account solution that combines a Visa-branded debit card, a number of technology-enabled tools and optional overdraft protection. Through the end of the third quarter, customers have loaded $42.5 million on over 31,000 unique cards.

Fiscal 2019 Outlook

The Company has increased its full-year 2019 earnings guidance for Adjusted Net Income, Adjusted EBITDA and Adjusted Diluted Earnings per Share from its guidance included in its Current Report on Form 8-K filed with the SEC on July 29, 2019, as follows:

•	Revenue in the range of $1.145 billion to $1.150 billion, a decrease from prior guidance of $1.154 billion to $1.170 billion due to California Installment loan repositioning

•	Adjusted Net Income in the range of $125 million to $135 million, narrowing prior guidance of $120 million to $135 million

•	Adjusted EBITDA in the range of $260 million to $270 million, an increase from prior guidance of $250 million to $265 million

•	Adjusted Diluted Earnings per Share in the range of $2.75 to $2.85, an increase from prior guidance of $2.55 to $2.80

•	Adjusted effective income tax rate in the range of 26% to 27%

For a reconciliation of each non-GAAP metric to the nearest GAAP metric, see the specific reconciliations contained under "Fiscal 2019 Outlook - Reconciliations" at the end of this release. For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."

Consolidated Revenue by Product and Segment
Year-over-year comparisons for Open-End were affected by the Q1 2019 Open-End Loss Recognition Change. Additionally, throughout this release, we removed financial results of our former U.K. operations for all periods presented, as it was discontinued for accounting and reporting purposes in February 2019. See “Results of Discontinued Operations” within this release for additional information.
The following tables summarize revenue by product, including credit services organization ("CSO") fees, for the periods indicated:

	Three Months Ended
	September 30, 2019			September 30, 2018
(in thousands, unaudited)	U.S.	Canada	Total	U.S.	Canada	Total
Unsecured Installment	$135,541	$1,692	$137,233	$135,028	$2,632	$137,660
Secured Installment	28,270	—	28,270	28,562	—	28,562
Open-End	39,605	26,515	66,120	27,554	12,736	40,290
Single-Pay	29,140	20,172	49,312	27,792	22,822	50,614
Ancillary	4,513	11,816	16,329	4,337	8,019	12,356
Total revenue	$237,069	$60,195	$297,264	$223,273	$46,209	$269,482

During the three months ended September 30, 2019, total revenue grew $27.8 million, or 10.3%, to $297.3 million, compared to the prior-year period, predominantly driven by growth in Open-End loans in both countries. Geographically, total revenue in the U.S. and Canada grew 6.2% and 30.3%, respectively. From a product perspective, Unsecured Installment revenues rose 0.4% in the U.S., offset by a decrease in Canada of 35.7% due to the continued transition to Open-End loans. Secured Installment revenues and related receivables were consistent year-over-year. Single-Pay loan balances stabilized in Canada sequentially but year-over-year Single-Pay usage and product profitability were impacted negatively by regulatory changes in Ontario effective July 1, 2018, and the strategic transition of qualifying customers to Open-End loans during the third quarter of 2018. Open-End loans in Canada grew $18.1 million, or 8.3%, sequentially (defined within this release as the change from the second quarter of 2019 to the third quarter of 2019, or comparable periods for 2018 sequential metrics). Open-End loans in Canada grew $98.6 million, or 71.1%, from September 30, 2018, resulting in year-over-year revenue growth of $13.8 million, or 108.2%. U.S. Open-End revenue rose 43.7% on related loan growth of 71.2%. Ancillary revenues increased 32.2% versus the same quarter a year ago, primarily due to the sale of insurance products to Installment and Open-End loan customers in Canada.

	Nine Months Ended
	September 30, 2019			September 30, 2018
(in thousands, unaudited)	U.S.	Canada	Total	U.S.	Canada	Total
Unsecured Installment	$390,026	$5,093	$395,119	$366,749	$11,227	$377,976
Secured Installment	81,823	—	81,823	81,195	—	81,195
Open-End	104,516	69,445	173,961	76,649	18,086	94,735
Single-Pay	82,733	58,872	141,605	78,835	90,461	169,296
Ancillary	14,136	32,859	46,995	14,565	19,727	34,292
Total revenue	$673,234	$166,269	$839,503	$617,993	$139,501	$757,494

For the nine months ended September 30, 2019, total revenue grew $82.0 million, or 10.8%, to $839.5 million, compared to the prior-year period, predominantly driven by growth in Open-End loans in both countries. Geographically, total revenue in the U.S. and Canada grew 8.9% and 19.2%, respectively. From a product perspective, Unsecured Installment revenues rose 6.3% in the U.S., offset by a decrease in Canada of 54.6% due to the continued transition to Open-End loans. Secured Installment revenues and related receivables remained consistent year-over-year. Canadian Single-Pay usage and product profitability were impacted negatively year-over-year by regulatory changes in Ontario effective July 1, 2018, and the strategic transition of qualifying customers to Open-End loans. Open-End revenues rose 83.6% on related loan growth in both countries. Ancillary revenues increased 37.0% versus the same quarter a year ago, primarily due to the sale of insurance to Installment and Open-End loan customers in Canada.
The following table presents revenue composition, including CSO fees, of the products and services that we currently offer:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Installment	55.7%	61.7%	56.8%	60.6%
Canada Single-Pay	6.8%	8.5%	7.0%	11.9%
U.S. Single-Pay	9.8%	10.3%	9.9%	10.4%
Open-End	22.2%	15.0%	20.7%	12.5%
Ancillary	5.5%	4.5%	5.6%	4.6%
Total	100.0%	100.0%	100.0%	100.0%
For the three months ended September 30, 2019 and 2018, revenue generated through the online channel as a percentage of consolidated revenue was 46% and 44%, respectively. For the nine months ended September 30, 2019 and 2018, revenue generated through the online channel as a percentage of consolidated revenue was 45% and 42%, respectively.

Loan Volume and Portfolio Performance Analysis
The following table summarizes Company Owned gross loans receivable, a GAAP-basis balance sheet measure, with reconciliation to Gross combined loans receivable, a non-GAAP measure(1). Gross combined loans receivables include loans originated by third-party lenders through CSO programs, which are not included in the Consolidated Financial Statements but from which we earn revenue by providing a guarantee to the unaffiliated lender:

	As of
(in millions, unaudited)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Company Owned gross loans receivable	$657.6	$609.6	$553.2	$571.5	$537.8
Gross loans receivable Guaranteed by the Company	73.1	67.3	61.9	80.4	78.8
Gross combined loans receivable (1)	$730.7	$676.9	$615.1	$651.9	$616.6
(1) See "Non-GAAP Financial Measures" at the end of this release for definition and more information.

Gross combined loans receivable by product is presented below. Year-over-year comparisons for Open-End are affected by the Q1 2019 Open-End Loss Recognition Change. Excluding the impact of the Q1 2019 Open-End Loss Recognition Change, Open-End receivables increased $84.9 million, or 46.1% year-over-year.

	As of
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Unsecured Installment	$174.5	$164.7	$161.7	$190.4	$185.1
Secured Installment	90.1	85.5	81.0	93.0	91.2
Single-Pay	78.0	76.1	69.7	80.8	77.4
Open-End	315.0	283.3	240.8	207.3	184.1
CSO	73.1	67.3	61.9	80.4	78.8
Total	$730.7	$676.9	$615.1	$651.9	$616.6

Gross combined loans receivable increased $114.1 million, or 18.5%, to $730.7 million as of September 30, 2019, from $616.6 million as of September 30, 2018. Geographically, gross combined loans receivable grew 5.0% and 48.1%, respectively, in the U.S. and Canada, explained further by product in the following sections.

Unsecured Installment Loans
Unsecured Installment revenue and gross combined loans receivable decreased from the prior-year quarter due to the continued mix shift to Open-End loans in Canada and portfolio optimization in California to manage upcoming January 1, 2020 regulatory changes. Unsecured Installment gross combined loans receivable decreased $15.7 million, or 6.0%, compared to September 30, 2018. Unsecured Installment loans Guaranteed by the Company declined $5.1 million year-over-year due to regulatory change in Ohio, effective April 2019, and the subsequent conversion of Ohio CSO volume to Company-Owned loans, partially offset by growth in Texas.

The NCO rate for Company Owned Unsecured Installment gross loans receivables in the third quarter of 2019 increased approximately 125 bps from the third quarter of 2018 due to geographic mix shift from Canada to the U.S. and increases in U.S. NCO rates due to product and credit policy decisions. The NCO rate in the U.S. rose from 16.8% in the third quarter of 2018 to 18.5% in the third quarter of 2019, primarily due to credit limit increases. While credit limit increases generally result in modestly higher NCO rates in the related loan vintages, the growth in net revenue over the life of such vintages historically has more than covered the higher NCO rates.

The Unsecured Installment Allowance for loan losses as a percentage of Company Owned Unsecured Installment gross loans receivable ("allowance coverage") increased year-over-year from 19.5% as of September 30, 2018 to 21.9% as of September 30, 2019, primarily as a result of related higher NCO rates. Past due receivables as a percentage of total Gross Receivables remained consistent to the same quarter a year ago. Sequentially, the allowance coverage increased slightly from 21.4% to 21.9% as of September 30, 2019.

NCO rates for Unsecured Installment loans Guaranteed by the Company improved nearly 60 bps compared to the same quarter a year ago. The CSO liability for losses remained consistent sequentially from 14.5% to 14.4% for the third quarter of 2019.

	2019			2018
(dollars in thousands, unaudited)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Unsecured Installment loans:
Revenue - Company Owned	$65,809	$59,814	$65,542	$69,748	$64,146
Provision for losses - Company Owned	31,891	33,514	33,845	39,565	32,946
Net revenue - Company Owned	$33,918	$26,300	$31,697	$30,183	$31,200
Net charge-offs - Company Owned	$28,973	$31,970	$37,919	$37,951	$27,308
Revenue - Guaranteed by the Company	$71,424	$62,298	$70,236	$75,559	$73,514
Provision for losses - Guaranteed by the Company	36,664	28,336	27,422	37,352	39,552
Net revenue - Guaranteed by the Company	$34,760	$33,962	$42,814	$38,207	$33,962
Net charge-offs - Guaranteed by the Company	$35,916	$27,486	$30,421	$38,522	$37,995
Unsecured Installment gross combined loans receivable:
Company Owned	$174,489	$164,722	$161,716	$190,403	$185,130
Guaranteed by the Company (1)(2)	70,704	65,055	59,740	77,451	75,807
Unsecured Installment gross combined loans receivable (1)(2)	$245,193	$229,777	$221,456	$267,854	$260,937
Average gross loans receivable:
Average Unsecured Installment gross loans receivable - Company Owned (3)	$169,606	$163,219	$176,060	$187,767	$172,708
Average Unsecured Installment gross loans receivable - Guaranteed by the Company (3)	$67,880	$62,398	$68,596	$76,629	$71,079
Allowance for loan losses and CSO liability for losses:
Unsecured Installment Allowance for loan losses (4)	$38,127	$35,223	$33,666	$37,716	$36,160
Unsecured Installment CSO liability for losses (4)	$10,181	$9,433	$8,583	$11,582	$12,750
Unsecured Installment Allowance for loan losses as a percentage of Unsecured Installment gross loans receivable	21.9%	21.4%	20.8%	19.8%	19.5%
Unsecured Installment CSO liability for losses as a percentage of Unsecured Installment gross loans guaranteed by the Company	14.4%	14.5%	14.4%	15.0%	16.8%
Unsecured Installment past-due balances:
Unsecured Installment gross loans receivable	$46,537	$38,037	$40,801	$49,087	$49,637
Unsecured Installment gross loans guaranteed by the Company	$11,842	$10,087	$7,967	$11,708	$12,120
Past-due Unsecured Installment gross loans receivable -- percentage (2)	26.7%	23.1%	25.2%	25.8%	26.8%
Past-due Unsecured Installment gross loans guaranteed by the Company -- percentage (2)	16.7%	15.5%	13.3%	15.1%	16.0%
Unsecured Installment other information:
Originations - Company Owned	$107,275	$102,792	$78,515	$114,182	$121,415
Originations - Guaranteed by the Company (1)	$89,644	$80,445	$68,899	$89,319	$91,828
Unsecured Installment ratios:
Provision as a percentage of gross loans receivable - Company Owned	18.3%	20.3%	20.9%	20.8%	17.8%
Provision as a percentage of gross loans receivable - Guaranteed by the Company	51.9%	43.6%	45.9%	48.2%	52.2%
(1) Includes loans originated by third-party lenders through CSO programs, which are not included in the Condensed Consolidated Financial Statements.
(2) Non-GAAP measure. For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."
(3) Average gross loans receivable calculated as average of beginning of quarter and end of quarter gross loans receivable.
(4) Allowance for loan losses is reported as a contra-asset reducing gross loans receivable while the CSO liability for losses is reported as a liability on the Condensed Consolidated Balance Sheets.

Secured Installment Loans
Secured Installment revenue and the related gross combined loans receivable balance as of September 30, 2019 remained consistent year-over-year. Secured Installment Allowance for loan losses and CSO liability for losses as a percentage of Secured Installment gross combined loans receivable decreased year-over-year from 12.4% to 11.3% for the third quarter of 2019 and decreased sequentially from 11.5% to 11.3% during the third quarter of 2019, primarily as a result of an 80 bps improvement in the NCO rate.

	2019			2018
(dollars in thousands, unaudited)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Secured Installment loans:
Revenue	$28,270	$26,076	$27,477	$29,482	$28,562
Provision for losses	8,819	7,821	7,080	12,035	10,188
Net revenue	$19,451	$18,255	$20,397	$17,447	$18,374
Net charge-offs	$8,455	$7,630	$9,822	$11,132	$9,285
Secured Installment gross combined loan balances:
Secured Installment gross combined loans receivable (1)(2)	$92,478	$87,718	$83,087	$95,922	$94,194
Average Secured Installment gross combined loans receivable (3)	$90,098	$85,403	$89,505	$95,058	$90,814
Secured Installment Allowance for loan losses and CSO liability for losses (2)	$10,431	$10,067	$9,874	$12,616	$11,714
Secured Installment Allowance for loan losses and CSO liability for losses as a percentage of Secured Installment gross combined loans receivable	11.3%	11.5%	11.9%	13.2%	12.4%
Secured Installment past-due balances:
Secured Installment past-due gross loans receivable and gross loans guaranteed by the Company	$17,645	$14,570	$13,866	$17,835	$17,754
Past-due Secured Installment gross loans receivable and gross loans guaranteed by the Company -- percentage (1)	19.1%	16.6%	16.7%	18.6%	18.8%
Secured Installment other information:
Originations (4)	$45,990	$49,051	$33,490	$49,217	$51,742
Secured Installment ratios:
Provision as a percentage of gross combined loans receivable	9.5%	8.9%	8.5%	12.5%	10.8%
(1) Non-GAAP measure. For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."
(2) Allowance for loan losses is reported as a contra-asset reducing gross loans receivable while the CSO liability for losses is reported as a liability on the Condensed Consolidated Balance Sheets.
(3) Average gross loans receivable calculated as average of beginning of quarter and end of quarter gross loans receivable.
(4) Includes loans originated by third-party lenders through CSO programs, which are not included in the Condensed Consolidated Financial Statements.

Open-End Loans
Open-End loan balances as of September 30, 2019 increased by $130.9 million when compared to September 30, 2018, primarily due to the continued growth in Canada. The Q1 2019 Open-End Loss Recognition Change, discussed further below, impacted comparability as Canada included $19.2 million of past-due Open-End loans as of September 30, 2019 that would have been charged off under the former policy. Sequentially, Open-End balances in Canada grew $18.1 million ($20.9 million on a constant currency basis) due to organic growth of the product and the introduction of Open-End loans in British Columbia during the third quarter of 2019. Remaining year-over-year loan growth was driven by the organic growth in seasoned U.S. markets, such as Tennessee and Kansas, and the relatively newer Virginia market. Similar to Canada, the Q1 2019 Open-End Loss Recognition Change affected comparability in the U.S., with the inclusion of $26.8 million of past-due Open-End loans as of September 30, 2019 that would have been charged off under the former policy.

The Open-End NCO rate during the third quarter of 2019 was 9.4%, compared to 17.1% in the same quarter in the prior year, as a result of a modest improvement in the U.S. and seasoning of the Canada portfolio. Sequentially, on a non-GAAP pro forma basis, as described below, NCO rates improved 130 bps, primarily on portfolio improvements in Canada.

Q1 2019 Open-End Loss Recognition Change
Effective January 1, 2019, we modified the timeframe in which we charge-off Open-End loans and made related refinements to our loss provisioning methodology. Prior to January 1, 2019, we deemed Open-End loans uncollectible and charged-off when a customer missed a scheduled payment and the loan was considered past-due. Because of our continuing shift to Open-End loans in Canada and our analysis of payment patterns on early-stage versus late-stage delinquencies, we revised our estimates and now consider Open-End loans uncollectible when the loan has been contractually past-due for 90 consecutive days. Consequently, past-due Open-End loans and related accrued interest now remain in loans receivable for 90 days before being charged off against the allowance for loan losses. All recoveries on charged-off loans are credited to the allowance for loan losses. We evaluate the adequacy of the allowance for loan losses compared to the related gross loans receivable balances that include accrued interest.
The aforementioned change was treated as a change in accounting estimate for accounting purposes and applied prospectively beginning January 1, 2019.
The change affects comparability to prior periods as follows:

•
Gross combined loans receivable: balances as of September 30, 2019 include $46.1 million of Open-End loans that are up to 90 days past-due with related accrued interest, while such balances for periods prior to March 31, 2019 do not include any past-due loans.

•
Revenues: for the three and nine months ended September 30, 2019, gross revenues include interest earned on past-due loan balances of approximately $15 million and $35 million, respectively, while revenues in prior-year periods do not include comparable amounts.

•
Provision for Losses: prospectively from January 1, 2019, past-due, unpaid balances plus related accrued interest charge-off on day 91. Provision expense is affected by NCOs (total charge-offs less total recoveries) plus changes to the Allowance for loan losses. Because NCOs prospectively include unpaid principal and up to 90 days of related accrued interest, NCO amounts and rates are higher and the Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable is higher. The Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable increased to 17.2% at September 30, 2019, compared to 9.8% in the comparable prior-year period.

The following table reports 2019 Open-End loan performance, including the effect of the Q1 2019 Open-End Loss Recognition Change:

	2019			2018
(dollars in thousands, unaudited)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Open-End loans:
Revenue	$66,120	$54,972	$52,869	$47,228	$40,290
Provision for losses	31,220	29,373	25,317	28,337	31,686
Net revenue	$34,900	$25,599	$27,552	$18,891	$8,604
Net charge-offs	$28,202	$25,151	$(1,521)	$25,218	$23,579
Open-End gross loan balances:
Open-End gross loans receivable	$314,971	$283,311	$240,790	$207,333	$184,067
Average Open-End gross loans receivable (1)	$299,141	$262,051	$224,062	$195,700	$137,550
Open-End allowance for loan losses:
Allowance for loan losses	$54,233	$51,717	$46,963	$19,901	$18,013
Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable	17.2%	18.3%	19.5%	9.6%	9.8%
Open-End past-due balances:
Open-End past-due gross loans receivable	$46,053	$35,395	$32,444	$—	$—
Open-End past-due gross loans receivable - percentage	14.6%	12.5%	13.5%	—%	—%
(1) Average gross loans receivable calculated as average of beginning of quarter and end of quarter gross loans receivable.

In addition, the following table illustrates, on a non-GAAP pro forma basis, the 2019 quarterly results as if the Q1 2019 Open-End Loss Recognition Change had been applied to our outstanding Open-End loan portfolio as of December 31, 2018. This table is illustrative of retrospective application to determine the NCOs that would have been incurred in each quarter of 2019 from the December 31, 2018 loan book. The primary purpose of this pro forma illustration is to provide a representative level of NCO rates from applying the Q1 2019 Open-End Loss Recognition Change.

Pro Forma	2019
(dollars in thousands, unaudited)	Third Quarter	Second Quarter	First Quarter
Open-End loans:
Revenue	$66,120	$54,972	$52,869
Provision for losses	31,220	29,373	25,317
Net revenue	$34,900	$25,599	$27,552
Net charge-offs	$29,762	$29,648	$31,788
Open-End gross loan balances:
Open-End gross loans receivable	$314,971	$283,311	$240,790
Average Open-End gross loans receivable (1)	$299,141	$262,051	$245,096
Net-charge offs as a percentage of average gross loans receivable	9.9%	11.3%	13.0%
Open-End allowance for loan losses:
Allowance for loan losses	$54,233	$51,717	$46,963
Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable	17.2%	18.3%	19.5%
Open-End past-due balances:
Open-End past-due gross loans receivable	$46,053	$35,395	$32,444
Open-End past-due gross loans receivable - percentage	14.6%	12.5%	13.5%
(1) Average gross loans receivable calculated as average of beginning of quarter and end of quarter gross loans receivable.

Single-Pay
Single-Pay revenue during the three months ended September 30, 2019 decreased compared to the three months ended September 30, 2018, primarily due to regulatory changes in Canada (rate and product changes in Ontario and British Columbia) that accelerated the shift to Open-End products. U.S. Single-Pay receivables increased $1.7 million, or 4.1%, offset by a decrease in Canada receivables of $1.0 million, or 2.8%. Canada Single-Pay balances were stable sequentially from the second quarter of 2019. The Single-Pay Allowance for loan losses as a percentage of Single-Pay gross loans receivable increased sequentially from 6.5% to 7.3%, and the NCO rate increased 215 bps year-over-year, as a result of mandated extended payment options for certain Canada Single-Pay loans.

	2019			2018
(dollars in thousands, unaudited)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Single-Pay loans:
Revenue	$49,312	$45,528	$46,761	$49,696	$50,614
Provision for losses	14,736	12,446	8,268	12,825	12,757
Net revenue	$34,576	$33,082	$38,493	$36,871	$37,857
Net charge-offs	$13,913	$11,458	$8,610	$11,838	$12,892
Single-Pay gross loan balances:
Single-Pay gross loans receivable	$78,039	$76,126	$69,753	$80,823	$77,390
Average Single-Pay gross loans receivable (1)	$77,083	$72,940	$75,288	$79,107	$81,028
Single-Pay Allowance for loan losses	$5,662	$4,941	$3,897	$4,189	$3,293
Single-Pay Allowance for loan losses as a percentage of Single-Pay gross loans receivable	7.3%	6.5%	5.6%	5.2%	4.3%
(1) Average gross loans receivable calculated as average of beginning of quarter and end of quarter gross loans receivable.

Results of Operations - CURO Group Consolidated Operations
Condensed Consolidated Statements of Operations

(in thousands, unaudited)	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change $	Change %	2019	2018	Change $	Change %
Revenue	$297,264	$269,482	$27,782	10.3%	$839,503	$757,494	$82,009	10.8%
Provision for losses	123,867	127,692	(3,825)	(3.0)%	338,262	290,922	47,340	16.3%
Net revenue	173,397	141,790	31,607	22.3%	501,241	466,572	34,669	7.4%
Advertising costs	16,424	21,349	(4,925)	(23.1)%	36,990	44,347	(7,357)	(16.6)%
Non-advertising costs of providing services	60,334	59,847	487	0.8%	180,934	178,437	2,497	1.4%
Total cost of providing services	76,758	81,196	(4,438)	(5.5)%	217,924	222,784	(4,860)	(2.2)%
Gross margin	96,639	60,594	36,045	59.5%	283,317	243,788	39,529	16.2%

Operating expense
Corporate, district and other expenses	38,665	27,495	11,170	40.6%	123,043	95,904	27,139	28.3%
Interest expense	17,364	23,403	(6,039)	(25.8)%	52,077	66,229	(14,152)	(21.4)%
Loss on extinguishment of debt	—	69,200	(69,200)	#	—	80,883	(80,883)	#
Loss from equity method investment	1,384	—	1,384	#	5,132	—	5,132	#
Total operating expense	57,413	120,098	(62,685)	(52.2)%	180,252	243,016	(62,764)	(25.8)%
Net income (loss) from continuing operations before income taxes	39,226	(59,504)	98,730	#	103,065	772	102,293	#
Provision (benefit) for income taxes	11,239	(16,914)	28,153	#	28,738	(269)	29,007	#
Net income (loss) from continuing operations	27,987	(42,590)	70,577	#	74,327	1,041	73,286	#
Net (loss) income from discontinued operations, net of tax	(598)	(4,432)	3,834	(86.5)%	6,943	(8,796)	15,739	#
Net income (loss)	$27,389	$(47,022)	$74,411	#	$81,270	$(7,755)	$89,025	#
# - Variance greater than 100% or not meaningful

Reconciliation of Net income (loss) from continuing operations and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per Share, non-GAAP measures

(in thousands, except per share data, unaudited)	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change $	Change %	2019	2018	Change $	Change %
Net income (loss) from continuing operations	$27,987	$(42,590)	$70,577	#	$74,327	$1,041	$73,286	#
Adjustments:
Loss on extinguishment of debt (1)	—	72,165			—	83,848
Restructuring costs (2)	—	—			1,752	—
Legal and related costs (3)	870	(1,178)			870	(1,178)
U.K. related costs (4)	348	—			8,844	—
Loss from equity method investment (5)	1,384	—			5,132	—
Share-based compensation (6)	2,771	2,089			7,587	6,112
Intangible asset amortization	751	714			2,308	2,017
Impact of tax law changes (7)	—	(600)			—	1,200
Cumulative tax effect of adjustments	(1,232)	(19,185)			(5,554)	(23,579)
Adjusted Net Income	$32,879	$11,415	$21,464	#	$95,266	$69,461	$25,805	37.2%

Net income (loss) from continuing operations	$27,987	$(42,590)			$74,327	$1,041
Diluted Weighted Average Shares Outstanding	46,010	45,853			46,887	48,061
Adjusted Diluted Average Shares Outstanding	46,010	48,352			46,887	48,061
Diluted Earnings (Loss) per Share from continuing operations	$0.61	$(0.93)	$1.54	#	$1.59	$0.03	$1.56	#
Per Share impact of adjustments to Net Income	0.10	1.17			0.44	1.42
Adjusted Diluted Earnings per Share	$0.71	$0.24	$0.47	195.8%	$2.03	$1.45	$0.58	40.0%
# - Variance greater than 100% or not meaningful

Reconciliation of Net income (loss) from continuing operations to EBITDA and Adjusted EBITDA, non-GAAP measures

	Three Months Ended September 30,				Nine Months Ended September 30,
(in thousands, except per share data, unaudited)	2019	2018	Change $	Change %	2019	2018	Change $	Change %
Net income (loss) from continuing operations	$27,987	$(42,590)	$70,577	#	$74,327	$1,041	$73,286	#
Provision for income taxes	11,239	(16,914)	28,153	#	28,738	(269)	29,007	#
Interest expense	17,364	23,403	(6,039)	(25.8)%	52,077	66,229	(14,152)	(21.4)%
Depreciation and amortization	4,609	4,623	(14)	(0.3)%	14,180	13,628	552	4.1%
EBITDA	61,199	(31,478)	92,677	#	169,322	80,629	88,693	#
Loss on extinguishment of debt (1)	—	69,200			—	80,883
Restructuring costs (2)	—	—			1,752	—
Legal and related costs (3)	870	(1,178)			870	(1,178)
U.K. related costs (4)	348	—			8,844	—
Loss from equity method investment (5)	1,384	—			5,132	—
Share-based compensation (6)	2,771	2,089			7,587	6,112
Other adjustments (8)	483	(49)			91	(1)
Adjusted EBITDA	$67,055	$38,584	$28,471	73.8%	$193,598	$166,445	$27,153	16.3%
Adjusted EBITDA Margin	22.6%	14.3%			23.1%	22.0%
# - Variance greater than 100% or not meaningful

(1)
For the nine months ended September 30, 2018, the $80.9 million of loss on extinguishment of debt is comprised of (a) $11.7 million incurred in the first quarter of 2018 for the redemption of $77.5 million of the CURO Financial Technologies Corp.'s ("CFTC") 12.00% Senior Secured Notes due 2022 and (b) $69.2 million incurred in the third quarter of 2018 for the redemption of the remaining $525.7 million of these notes. The $69.2 million of third quarter loss on extinguishment of debt is comprised of $54.0 million make whole premium and $15.2 million of deferred financing costs, net of premium/discounts. An additional $3.0 million is included in related costs for the three and nine months ended September 30, 2018 for duplicative interest paid through September 30, 2018 prior to repayment of the remaining 12.00% Senior Secured Notes and the Non-Recourse U.S. SPV Facility.

(2)
Restructuring costs of $1.8 million for the nine months ended September 30, 2019 were due to eliminating 121 positions in North America. The store employee reductions help better align store staffing with in-store customer traffic and volume patterns, as more of our growth comes from online channels and as store customers require less time in stores as they conduct more of the follow-up activities online. The elimination of certain corporate positions relate to efficiency initiatives and has allowed the Company to reallocate investment to strategic growth activities.

(3)
Legal and related costs for the three and nine months ended September 30, 2019 include costs related to certain securities litigation and related matters of $0.6 million and legal and advisory costs of $0.3 million related to the repurchase of shares from FFL. Legal and related costs for the three and nine months ended September 30, 2018 includes (a) a $1.8 million reduction of the liability related to our offer to reimburse certain bank overdraft or non-sufficient funds fees because of possible borrower confusion about certain electronic payments we initiated on their loans and (b) settlement of certain matters in California and Canada. For more information, see Note 18 - "Contingent Liabilities" of the Notes to Consolidated Financial Statements included in our Form 10-K filed with the SEC on March 18, 2019.

(4)
U.K. related costs of $8.8 million for the nine months ended September 30, 2019 relate to placing the U.K. subsidiaries into administration on February 25, 2019, which included $7.6 million to obtain consent from the holders of the 8.25% Senior Secured Notes to deconsolidate the U.K. Segment and $1.2 million for other costs.

(5)
The Loss from equity method investment for the nine months ended September 30, 2019 of $5.1 million includes (a) our share of the estimated GAAP net loss of Cognical Holdings ("Zibby") and (b) a $3.7 million loss recognized during the second quarter of 2019. From April through July of 2019, Zibby completed an equity raising round at a value per share less than the value per share raised in prior raises. As of September 30, 2019, we owned approximately 42% of the outstanding shares of Zibby on a fully diluted basis.

(6)
We approved the adoption of share-based compensation plans during 2010 and 2017 for key members of senior management. The estimated fair value of share-based awards is recognized as non-cash compensation expense on a straight-line basis over the vesting period.

(7)
As a result of the Tax Cuts and Jobs Act of 2017 ("2017 Tax Act"), which became law on December 22, 2017, we provided an estimate of the new repatriation tax as of December 31, 2017. Subsequent to further guidance published in the first quarter of 2018, we booked additional tax expense of $1.2 million for the 2017 repatriation tax. Additionally, the 2017 Tax Act provided for a new Global Intangible Low-Taxed Income tax starting in 2018 and we estimated and provided tax expense of $0.6 million in the first quarter of 2018.We revised this expense in the third quarter of 2018 based on changes in our geographic mix of income.

(8)	Other adjustments include deferred rent and the intercompany foreign exchange impact. Deferred rent represents the non-cash component of rent expense.

For the three months ended September 30, 2019 and 2018

Revenue and Net Revenue
Revenue increased $27.8 million, or 10.3%, to $297.3 million for the three months ended September 30, 2019, from $269.5 million for the three months ended September 30, 2018. Revenue for the three months ended September 30, 2019 included interest earned on past-due Open-End loan balances of approximately $15 million from the Q1 2019 Open-End Loss Recognition Change. U.S. revenue increased 6.2%, driven by volume growth. Canadian revenue increased 30.3% (31.6% on a constant currency basis), as volume growth offset yield compression from negative regulatory impacts on Single-Pay loan rates and the significant product mix-shift to Open-End loans.

Provision for losses decreased $3.8 million, or 3.0%, to $123.9 million for the three months ended September 30, 2019, from $127.7 million for the three months ended September 30, 2018. This decrease included incremental provision expense from the Q1 2019 Open-End Loss Recognition Change, consistent with the incremental revenue impact. Excluding the impact of the Q1 2019 Open-End Loss Recognition Change, provision expense declined year-over-year, primarily due to lower sequential loan growth than in the prior-year's quarter. For the three months ended September 30, 2019, gross combined loans receivable grew sequentially by $53.7 million, or 7.9%, compared to sequential growth of $126.8 million, or 25.9% for the three months ended September 30, 2018.

Cost of Providing Services

The total cost of providing services decreased $4.4 million, or 5.5%, to $76.8 million in the three months ended September 30, 2019, compared to $81.2 million in the three months ended September 30, 2018, primarily because of lower advertising costs. The decline in advertising costs was primarily the result of repositioning of our California Installment loan portfolio in advance of regulatory changes and mix-shift, and stability in our Canadian portfolio following the Ontario deployment of Open-End loans in the third quarter of 2018.

Operating Expenses

Excluding share-based compensation of $2.8 million, legal and related costs of $0.9 million and U.K. related costs of $0.3 million, corporate, district and other expenses increased $8.1 million, or 30.4%, primarily due to higher variable compensation tied to our financial performance.

Our investment in Zibby is accounted for under the equity method. We record our pro rata share of Zibby's income or losses in the income statement with a corresponding adjustment to the carrying value of our investment in "Other" on the Condensed Consolidated Balance Sheet. Our share of estimated losses for the three months ended September 30, 2019 was $1.4 million.

Interest Expense

Interest expense for the third quarter of 2019 decreased by $6.0 million compared to the prior-year period, primarily due to our refinancing activities in 2018. During the third quarter of 2018, we issued $690.0 million of 8.25% Senior Secured Notes and used the proceeds from the issuance to extinguish our $527.5 million 12.00% Senior Secured Notes and our Non-Recourse U.S. SPV Facility. In addition, we entered into a Non-Recourse Canada SPV Facility in the third quarter of 2018 with a lower interest rate than our previous Non-Recourse U.S. SPV Facility.

Provision for Income Taxes

The effective income tax rate for the three months ended September 30, 2019 was 28.7%, compared to 28.4% for the three months ended September 30, 2018. The third quarter 2019 effective income tax rate included unfavorable impacts from the non-tax deductible loss on our equity method investment and changes in state income apportionment and a mix shift in taxable income between the U.S. and Canada. Excluding the impact of the loss on equity method investment, the effective tax rate for the three months ended September 30, 2019 was 27.7%.

For the nine months ended September 30, 2019 and 2018

Revenue and Net Revenue

Revenue increased $82.0 million, or 10.8%, to $839.5 million for the nine months ended September 30, 2019 from $757.5 million for the nine months ended September 30, 2018. Revenue for the nine months ended September 30, 2019 included interest earned on past-due Open-End loan balances of approximately $35 million from the Q1 2019 Open-End Loss Recognition Change, offset by a higher provision rate and the higher allowance discussed further below. U.S. revenue increased 8.9%, driven by volume growth. Canadian revenue increased 19.2% (23.1% on a constant currency basis), as volume growth more than offset yield compression from negative regulatory impacts on Single-Pay loan rates and the significant product mix-shift to Open-End loans.

Provision for losses increased $47.3 million, or 16.3%, to $338.3 million for the nine months ended September 30, 2019, from $290.9 million for the nine months ended September 30, 2018, primarily due to the Q1 2019 Open-End Loss Recognition Change. The nine months ended September 30, 2018 included $14.6 million of provision benefit from changes which included allowance coverage rates whereas the nine months ended 2019 included $5.1 million of benefit. Excluding the impact of the allowance coverage change, provision for losses increased $37.9 million, or 12.4%, because of the Q1 2019 Open-End Loss Recognition Change and increased earning asset volume year-over-year as further described in "Segment Analysis" below.

Cost of Providing Services

The total cost of providing services decreased $4.9 million, or 2.2%, to $217.9 million in the nine months ended September 30, 2019, compared to $222.8 million in the nine months ended September 30, 2018, primarily because of lower advertising costs, offset by increased loan servicing costs on higher volume. The decline in advertising costs was primarily the result of repositioning of our California Installment loan portfolio in advance of regulatory changes and mix-shift, and stability in our Canadian portfolio following the Ontario deployment of Open-End loans in the third quarter of 2018.

Operating Expenses

Corporate, district and other expenses increased $27.1 million, or 28.3%, primarily as a result of $8.8 million for obtaining the consent of our holders of the 8.25% Senior Secured Notes and our bondholders associated with discontinuing our U.K. operations and other related U.K. separation costs, $2.0 million of legal and related costs as described above, $1.8 million of restructuring costs from our reduction-in-force implemented in January 2019 and $1.5 million of additional share-based compensation. Excluding these aforementioned costs, corporate, district and other expenses increased by $13.0 million, or 14.3%, primarily due to higher professional fees associated with our second year-end for full compliance with Sarbanes-Oxley and higher variable compensation tied to our financial performance.

Our investment in Zibby is accounted for under the equity method. We record our pro rata share of Zibby's income or losses in the income statement with a corresponding adjustment to the carrying value of our investment in "Other" on the Condensed Consolidated Balance Sheet. Our share of estimated losses for the nine months ended September 30, 2019 was $5.1 million, which includes the $3.7 million of loss recognized in the second quarter of 2019, and $1.4 million of our share of estimated losses.

Interest Expense

Interest expense decreased by $14.2 million compared to the prior-year period, primarily due to our refinancing activities in 2018. During the third quarter of 2018, we issued $690.0 million of 8.25% Senior Secured Notes and used the proceeds from the issuance to extinguish our $527.5 million 12.00% Senior Secured Notes and our Non-Recourse U.S. SPV Facility. In addition, we entered into a Non-Recourse Canada SPV Facility in the third quarter of 2018 with a lower interest rate than our previous Non-Recourse U.S. SPV Facility.

Provision for Income Taxes

The effective income tax rate for the nine months ended September 30, 2019 was 27.9%, compared to (34.8%) for the nine months ended September 30, 2018. Excluding the non-tax-deductible loss from our equity method investment, the effective income tax rate from continuing operations for the nine months ended September 30, 2019 was 26.6%. Excluding non-GAAP adjustments to Net income related to the 2017 Tax Act as presented in the reconciliation of Net Income to Adjusted Net Income, the effective income tax rate from continuing operations for the nine months ended September 30, 2018 was 24.1%.

Segment Analysis

We report financial results for two reportable segments: the U.S. and Canada. Following is a summary of results of operations for the segment and period indicated:

U.S. Segment Results	Three Months Ended September 30,				Nine Months Ended September 30,
(dollars in thousands, unaudited)	2019	2018	Change $	Change %	2019	2018	Change $	Change %
Revenue	$237,069	$223,273	$13,796	6.2%	$673,234	$617,992	$55,242	8.9%
Provision for losses	102,997	103,256	(259)	(0.3)%	280,529	239,576	40,953	17.1%
Net revenue	134,072	120,017	14,055	11.7%	392,705	378,416	14,289	3.8%
Advertising costs	14,186	17,632	(3,446)	(19.5)%	31,719	35,200	(3,481)	(9.9)%
Non-advertising costs of providing services	42,636	42,280	356	0.8%	128,866	127,719	1,147	0.9%
Total cost of providing services	56,822	59,912	(3,090)	(5.2)%	160,585	162,919	(2,334)	(1.4)%
Gross margin	77,250	60,105	17,145	28.5%	232,120	215,497	16,623	7.7%
Corporate, district and other expenses	32,897	22,360	10,537	47.1%	106,426	81,113	25,313	31.2%
Interest expense	14,877	22,169	(7,292)	(32.9)%	44,246	64,931	(20,685)	(31.9)%
Loss on extinguishment of debt	—	69,200	(69,200)	#	—	80,883	(80,883)	#
Loss from equity method investment	1,384	—	1,384	#	5,132	—	5,132	#
Total operating expense	49,158	113,729	(64,571)	(56.8)%	155,804	226,927	(71,123)	(31.3)%
Segment operating income	28,092	(53,624)	81,716	#	76,316	(11,430)	87,746	#
Interest expense	14,877	22,169	(7,292)	(32.9)%	44,246	64,931	(20,685)	(31.9)%
Depreciation and amortization	3,390	3,536	(146)	(4.1)%	10,553	10,322	231	2.2%
EBITDA	46,359	(27,919)	74,278	#	131,115	63,823	67,292	#
Loss on extinguishment of debt	—	69,200	(69,200)		—	80,883	(80,883)
Restructuring and other costs	—	—	—		1,617	—	1,617
Legal and related costs	870	(1,297)	2,167		870	(1,297)	2,167
Other adjustments	42	(99)	141		(206)	(224)	18
U.K. related costs	348	—	348		8,844	—	8,844
Share-based compensation	2,771	2,089	682		7,587	6,112	1,475
Loss from equity method investment	1,384	—	1,384		5,132	—	5,132
Adjusted EBITDA	$51,774	$41,974	$9,800	23.3%	$154,959	$149,297	$5,662	3.8%
# - Variance greater than 100% or not meaningful.

U.S. Segment Results - For the three months ended September 30, 2019 and 2018

Third quarter 2019 U.S. revenues increased by $13.8 million, or 6.2%, to $237.1 million, compared to the prior-year period. U.S. revenue growth was driven by a $21.0 million, or 5.0%, increase in gross combined loans receivable to $444.0 million at September 30, 2019, compared to $423.0 million at September 30, 2018. Additionally, U.S. revenue for the three months ended September 30, 2019 included interest earned on past-due Open-End loan balances of approximately $13 million from the Q1 2019 Open-End Loss Recognition Change.

The provision for losses was consistent year-over-year despite the increase in loan receivables. The year-over-year provision change included incremental provision expense from the Q1 2019 Open-End Loss Recognition Change, consistent with the incremental revenue impact. Excluding the impact of the Q1 2019 Open-End Loss Recognition Change, provision expense declined year-over-year due to lower sequential growth in gross loans receivable compared to the prior year, offset by the aforementioned NCO rate increases. U.S. gross combined loans receivable grew $35.7 million, or 8.7%, sequentially during the third quarter of 2019, compared to sequential growth of $55.3 million, or 15.0%, during the prior-year period.

U.S. cost of providing services for the three months ended September 30, 2019 was $56.8 million, a decrease of $3.1 million, or 5.2%, compared to $59.9 million for the three months ended September 30, 2018, primarily due to lower advertising costs associated with repositioning of our California Installment loan portfolio in advance of regulatory changes.

Corporate, district and other operating expenses increased $10.5 million, or 47.1%, compared to the same period in the prior year, primarily due to $5.3 million of higher performance-based variable compensation costs, $0.9 million related to certain litigation matters and $0.7 million of additional share-based compensation.

U.S. interest expense for the third quarter of 2019 decreased by $7.3 million compared to the prior-year period, primarily due to our refinancing activities in 2018. During the third quarter of 2018, we issued $690.0 million of 8.25% Senior Secured Notes and used the proceeds from the issuance to extinguish our $527.5 million 12.00% Senior Secured Notes and U.S. SPV facility.

U.S. Segment Results - For the nine months ended September 30, 2019 and 2018

For the nine months ended September 30, 2019, U.S. revenues increased by $55.2 million, or 8.9%, to $673.2 million. U.S. revenue growth was driven by a $21.0 million, or 5.0%, increase in gross combined loans receivable, to $444.0 million at September 30, 2019, compared to $423.0 million at September 30, 2018. Additionally, U.S. revenue for the nine months ended September 30, 2019 included interest earned on past-due Open-End loan balances of approximately $30 million from the Q1 2019 Open-End Loss Recognition Change, offset by related higher provision rate and higher provision for losses.

The provision for losses' increase of $41.0 million, or 17.1%, was primarily due to changes in allowance coverage in the prior year. The nine months ended September 30, 2018 included $12.5 million of provision benefit from changes in allowance coverage rates, whereas the nine months ended September 30, 2019 included $1.7 million of incremental expense. Excluding the impact of the allowance coverage change, provision for losses increased $30.1 million, or 12.0%, because of the Q1 2019 Open-End Loss Recognition Change.

U.S. cost of providing services for the nine months ended September 30, 2019 was $160.6 million, a decrease of $2.3 million, or 1.4%, compared to $162.9 million for the nine months ended September 30, 2018, primarily due to lower advertising costs associated with repositioning our California Installment loan portfolio in advance of regulatory changes.

Corporate, district and other operating expenses increased $25.3 million, or 31.2%, compared to the same period in the prior year, primarily due to $8.8 million of U.K. disposition-related costs, $7.7 million higher performance-based variable compensation costs, $3.1 million higher professional fees and $1.6 million of restructuring costs.

U.S. interest expense for the first nine months of 2019 decreased by $20.7 million compared to the prior-year period, primarily due to our refinancing activities in 2018. During the third quarter of 2018, we issued $690.0 million of 8.25% Senior Secured Notes and used the proceeds from the issuance to extinguish our $527.5 million 12.00% Senior Secured Notes and our U.S. SPV facility.

Canada Segment Results	Three Months Ended September 30,				Nine Months Ended September 30,
(dollars in thousands, unaudited)	2019	2018	Change $	Change %	2019	2018	Change $	Change %
Revenue	$60,195	$46,209	$13,986	30.3%	$166,269	$139,502	$26,767	19.2%
Provision for losses	20,870	24,436	(3,566)	(14.6)%	57,733	51,346	6,387	12.4%
Net revenue	39,325	21,773	17,552	80.6%	108,536	88,156	20,380	23.1%
Advertising costs	2,238	3,717	(1,479)	(39.8)%	5,271	9,147	(3,876)	(42.4)%
Non-advertising costs of providing services	17,698	17,567	131	0.7%	52,068	50,718	1,350	2.7%
Total cost of providing services	19,936	21,284	(1,348)	(6.3)%	57,339	59,865	(2,526)	(4.2)%
Gross margin	19,389	489	18,900	#	51,197	28,291	22,906	81.0%
Corporate, district and other expenses	5,768	5,135	633	12.3%	16,617	14,791	1,826	12.3%
Interest expense	2,487	1,234	1,253	#	7,831	1,298	6,533	#
Total operating expense	8,255	6,369	1,886	29.6%	24,448	16,089	8,359	52.0%
Segment operating income	11,134	(5,880)	17,014	#	26,749	12,202	14,547	#
Interest expense	2,487	1,234	1,253	#	7,831	1,298	6,533	#
Depreciation and amortization	1,219	1,087	132	12.1%	3,627	3,306	321	9.7%
EBITDA	14,840	(3,559)	18,399	#	38,207	16,806	21,401	#
Restructuring and other costs	—	—	—		135	—	135
Legal settlements	—	119	(119)		—	119	(119)
Other adjustments	441	50	391		297	223	74
Adjusted EBITDA	$15,281	$(3,390)	$18,671	#	$38,639	$17,148	$21,491	#
# - Variance greater than 100% or not meaningful.

Canada Segment Results - For the three months ended September 30, 2019 and 2018
Canada revenue increased $14.0 million, or 30.3%, to $60.2 million for the three months ended September 30, 2019, from $46.2 million in the prior-year period. On a constant currency basis, revenue increased $14.6 million, or 31.6%. Revenue growth in Canada was impacted favorably by the significant asset growth and the product transition from Single-Pay and Unsecured Installment loans to Open-End loans. Additionally, Canada revenue for the three months ended September 30, 2019 included interest earned on past-due Open-End loan balances of approximately $2 million from the Q1 2019 Open-End Loss Recognition Change.

Single-Pay revenue decreased $2.7 million, or 11.6%, to $20.2 million for the three months ended September 30, 2019, and Single-Pay receivables decreased $1.0 million, or 2.8%, to $35.1 million from $36.1 million in the prior year. The decreases in Single-Pay revenue and receivables were due to the continued product mix shift in Canada from Single-Pay loans to Open-End loans and by regulatory changes effective January and July 2018 that lowered Single Pay pricing year-over-year.

Canada non-Single-Pay revenue increased $16.6 million, or 71.1%, to $40.0 million compared to $23.4 million the same quarter a year ago, on growth of $94.1 million, or 59.8%, in related loan balances. The increase was primarily related to the launch of Open-End products in Alberta and Ontario in the fourth quarter of 2017, and significant expansion of the Open-End product in Ontario in late 2018. Additionally, as a result of the increase in Open-End loans, ancillary revenue increased $3.8 million versus the same quarter a year ago, primarily driven by an increase in sales of insurance to Open-End loan customers.

The provision for losses decreased $3.6 million, or 14.6%, to $20.9 million for the three months ended September 30, 2019, compared to $24.4 million in the prior-year period. This decrease included incremental provision expense from the Q1 2019 Open-End Loss Recognition Change, consistent with the incremental revenue impact. Excluding the impact of the Q1 2019 Open-End Loss Recognition Change, provision expense declined year-over-year because of lower sequential gross receivable growth and seasoning of the Open-End loans. Total Open-End and Installment loans grew $18.0 million sequentially during the third quarter of 2019, compared to sequential growth of $82.7 million during the same prior-year period. Total Canada NCO rates improved 425 bps year-over-year due to the seasoning of Open-End loans. On a constant currency basis, provision for losses decreased by $3.4 million, or 13.8%, compared to the prior-year period.

Canada cost of providing services for the three months ended September 30, 2019 was $19.9 million, a decrease of $1.3 million, or 6.3%, compared to $21.3 million for the three months ended September 30, 2019, primarily due to lower advertising costs from mix-shift and stability in our Canadian portfolio following the Ontario deployment of Open-End loans in the third quarter of 2018. There was no material impact on the cost of providing services from exchange rate changes.

Canada operating expenses increased $1.9 million, or 29.6%, to $8.3 million in the three months ended September 30, 2019 from $6.4 million in the prior-year period, primarily due to interest expense on the Non-Recourse Canada SPV Facility that began in August 2018.

Canada Segment Results - For the nine months ended September 30, 2019 and 2018
Canada revenue increased $26.8 million, or 19.2%, to $166.3 million for the nine months ended September 30, 2019 from $139.5 million in the prior-year period. On a constant currency basis, revenue increased $32.2 million, or 23.1%. Revenue growth in Canada was impacted favorably by the significant asset growth and product transition from Single-Pay and Unsecured Installment loans to Open-End loans that have a lower yield. Additionally, Canada revenues for the nine months ended September 30, 2019 included interest earned on past-due Open-End loan balances of approximately $5 million from the Q1 2019 Open-End Loss Recognition Change, offset by higher provision rate and higher provision for losses.

Single-Pay revenue decreased $31.6 million, or 34.9%, to $58.9 million for the nine months ended September 30, 2019, and Single-Pay receivables decreased $1.0 million, or 2.8%, to $35.1 million from $36.1 million in the prior year. The decreases in Single-Pay revenue and receivables were due to the continued product mix shift in Canada from Single-Pay loans to Open-End loans and by regulatory changes effective January and July 2018 that lowered Single Pay pricing year-over-year.

Canada non-Single-Pay revenue increased $58.4 million, or 119.0%, to $107.4 million compared to $49.0 million for the prior-year period, on $94.1 million, or 59.8%, growth in related loan balances. The increase was primarily related to the launch of Open-End products in Alberta and Ontario in the fourth quarter of 2017, and significant expansion of the Open-End product in Ontario in late 2018. As a result of the increase in Open-End loans, ancillary revenue increased $13.1 million versus the same period a year ago, primarily driven by an increase in sales of insurance to Open-End loan customers.

The provision for losses increased $6.4 million, or 12.4%, to $57.7 million for the nine months ended September 30, 2019 compared to $51.3 million in the prior-year period primarily due to provisioning on Open-End loans and mix shift from Single-Pay loans and Unsecured Installment to Open-End loans. Total Open-End loans grew by $18.1 million sequentially during the third quarter of 2019, compared to sequential growth of $87.4 million in the third quarter of 2018. On a constant currency basis, provision for losses increased by $8.3 million, or 16.1%, compared to the prior-year period.

The total cost of providing services in Canada decreased $2.5 million, or 4.2%, to $57.3 million for the nine months ended September 30, 2019 compared to $59.9 million in the prior-year period. Advertising costs decreased by $3.9 million, or 42.4%, primarily from mix-shift and stability in our Canadian portfolio following the Ontario deployment of Open-End loans in the third quarter of 2018, partially offset by an increase in non-advertising cost of providing services of $1.4 million. There was no material impact on the cost of providing services from exchange rate changes.

Canada operating expenses increased $8.4 million, or 52.0%, to $24.4 million in the nine months ended September 30, 2019 from $16.1 million in the prior-year period primarily due to interest expense on the Non-Recourse Canada SPV Facility that began in August 2018.

Results of Discontinued Operations
On February 25, 2019, in accordance with the provisions of the U.K. Insolvency Act 1986 and as approved by the boards of directors of our U.K. subsidiaries, Curo Transatlantic Limited ("CTL") and SRC Transatlantic Limited (collectively with CTL, “the U.K. Subsidiaries”), insolvency practitioners from KPMG were appointed as administrators (“Administrators”) in respect of the U.K.

Subsidiaries. The effect of the U.K. Subsidiaries’ entry into administration was to place the management, affairs, business and property of the U.K. Subsidiaries under the direct control of the Administrators. Accordingly, we deconsolidated the U.K. Subsidiaries as of February 25, 2019 and classified them as Discontinued Operations beginning the first quarter of 2019. The following is a summary of the financial results of the U.K. business, which meet the criteria of Discontinued Operations and, therefore, are excluded from our results of continuing operations:

(in thousands, unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue (1)	$—	$13,522	$6,957	$36,251
Provision for losses (1)	—	6,831	1,703	16,618
Net revenue	—	6,691	5,254	19,633
Cost of providing services (1)	—	3,301	1,082	9,780
Corporate, district and other (1)	—	7,566	3,806	18,012
Interest income (1)	—	(7)	—	(19)
Depreciation and amortization (1)	—	124	—	378
Loss on disposition (1)	—	—	39,414	—
Pre-tax loss from Discontinued Operations	—	(4,293)	(39,048)	(8,518)
Income tax expense (benefit) related to disposition	598	139	(45,991)	278
Net (loss) income from discontinued operations	$(598)	$(4,432)	$6,943	$(8,796)

Net (loss) income from discontinued operations	$(598)	$(4,432)	$6,943	$(8,796)
Income tax expense (benefit) related to disposition	598	139	(45,991)	278
Interest income	—	(7)	—	(19)
Depreciation and amortization	—	124	—	378
EBITDA (2)	—	(4,176)	(39,048)	(8,159)
U.K. disposition, redress and related costs	—	3,952	40,845	3,952
Other adjustments	—	(6)	(10)	(48)
Adjusted EBITDA (2)	$—	$(230)	$1,787	$(4,255)
(1) For the nine months ended September 30, 2019, includes operations through February 25, 2019
(2) For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."

Revenue and expenses related to discontinued operations included activity prior to the deconsolidation of the U.K. subsidiaries effective February 25, 2019. In previously issued financial statements, the $0.2 million and $4.3 million of Adjusted EBITDA loss ascribed to discontinued operations for the three and nine months ended September 30, 2018, respectively, were included in consolidated Adjusted EBITDA. For the nine months ended September 30, 2019, "Loss on disposition" of $39.4 million included the non-cash effect of eliminating assets and liabilities of the U.K. Subsidiaries as of the date of deconsolidation, as well as the effect of cumulative currency exchange rate differences on the U.S. investment in the U.K.

In connection with the disposition of the U.K. Subsidiaries, the U.S. entity that owned our interests in the U.K. Subsidiaries recognized a loss on investment. This loss resulted in an estimated U.S. federal and state income tax benefit of $46.0 million, to be applied against future income tax obligations. In the third quarter of 2019, we revised the estimate of our tax basis in the U.K. Subsidiaries, resulting in a $0.6 million reduction in the income tax benefit initially recorded in the first quarter of 2019.

CURO GROUP HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2019 (unaudited)	December 31, 2018
ASSETS
Cash	$62,207	$61,175
Restricted cash (includes restricted cash of consolidated VIEs of $21,897 and $12,840 as of September 30, 2019 and December 31, 2018, respectively)	38,754	25,439
Gross loans receivable (includes loans of consolidated VIEs of $231,533 and $148,876 as of September 30, 2019 and December 31, 2018, respectively)	657,615	571,531
Less: allowance for loan losses (includes allowance for losses of consolidated VIEs of $25,375 and $12,688 as of September 30, 2019 and December 31, 2018, respectively)	(108,385)	(73,997)
Loans receivable, net	549,230	497,534
Right of use asset - operating leases	118,260	—
Deferred income taxes	1,846	1,534
Income taxes receivable	23,966	16,741
Prepaid expenses and other	32,228	43,588
Property and equipment, net	70,381	76,750
Goodwill	120,110	119,281
Other intangibles, net of accumulated amortization	32,666	29,784
Other	18,484	12,930
Assets of discontinued operations	—	34,861
Total Assets	$1,068,132	$919,617
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities (includes accounts payable and accrued liabilities of consolidated VIEs of $7,259 and $4,980 as of September 30, 2019 and December 31, 2018, respectively)	$63,685	$49,146
Deferred revenue	9,052	9,483
Lease liability - operating leases	126,048	—
Income taxes payable	—	1,579
Accrued interest (includes accrued interest of consolidated VIEs of $777 and $831 as of September 30, 2019 and December 31, 2018, respectively)	5,625	20,904
Liability for losses on CSO lender-owned consumer loans	10,249	12,007
Deferred rent	—	10,851
Debt (includes debt and issuance costs of consolidated VIEs of $105,742 and $3,259 as of September 30, 2019 and $111,335 and $3,856 as of December 31, 2018, respectively)	805,407	804,140
Subordinated shareholder debt	—	2,196
Other long-term liabilities	8,594	5,800
Deferred tax liabilities	4,427	13,730
Liabilities of discontinued operations	—	8,882
Total Liabilities	$1,033,087	$938,718
Stockholders' Equity
Total Stockholders' Equity (Deficit)	$35,045	$(19,101)
Total Liabilities and Stockholders' Equity	$1,068,132	$919,617

Balance Sheet Changes - September 30, 2019 compared to December 31, 2018
Restricted Cash - The increase in Restricted cash from December 31, 2018 is primarily due to increased consumer demand for loans meeting the Non-Recourse Canada SPV Facility criteria as well as restricted cash balances related to Revolve Finance, our new demand deposit account.
Gross Loans Receivable and Allowance for Loan Losses - As noted in "Loan Volume and Portfolio Performance Analysis" above, changes in Gross Loans Receivable and related Allowance for Loan Losses were due to normal seasonality trends resulting from higher customer demand and loan origination volumes, as well as the product mix shift from Single-Pay to Installment and Open-End loans (primarily in Canada).
Right of use asset and lease liability and Deferred rent - Due to the adoption as of January 1, 2019 of ASU No. 2016-02, Leases, which requires lessees to record leases on the balance sheet and disclose key information about leasing arrangements, we recorded a right of use asset of $118.3 million and a lease liability of $126.0 million as of September 30, 2019.

Accrued Interest - The decrease from December 31, 2018 is primarily due to timing of interest payments on our 8.25% Senior Secured Notes, which are payable semiannually, in arrears, on March 1 and September 1.
Income taxes receivable - The increase from December 31, 2018 is primarily due to the current income tax benefit realized from the loss on disposal of the U.K. entities. See "Results of Discontinued Operations" section for additional details.

Fiscal 2019 Outlook - Reconciliations
Reconciliation of Net income from continuing operations and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per share, non-GAAP measures (1) (unaudited)

	Fiscal 2019 Outlook
	Year Ending December 31, 2019
(in thousands, except per share data)	Low	High
Net income from continuing operations	$101,500	$111,500
Adjustments:
Non-cash rent expense and foreign currency exchange rate impact (2)(3)	—	—
Restructuring costs	1,750	1,750
Legal and related costs	900	900
U.K. related costs	8,850	8,850
Loss from equity method investment	5,250	5,250
Share-based compensation	10,000	10,000
Intangible asset amortization	3,000	3,000
Cumulative tax effect of adjustments	(6,250)	(6,250)
Adjusted Net Income	$125,000	$135,000

Net income	$101,500	$111,500
Diluted Weighted Average Shares Outstanding	45,450	47,350
Diluted Earnings per Share	$2.23	$2.35
Per Share impact of adjustments to Net Income	0.52	0.50
Adjusted Diluted Earnings per Share	$2.75	$2.85

Reconciliation of Net income from continuing operations to EBITDA and Adjusted EBITDA, non-GAAP measures (1) (unaudited)

	Fiscal 2019 Outlook
	Year Ending December 31, 2019
(in thousands)	Low	High
Net income from continuing operations	$101,500	$111,500
Provision for income taxes	40,000	40,000
Interest expense	72,000	72,000
Depreciation and amortization	19,750	19,750
EBITDA	233,250	243,250
Non-cash rent expense and foreign currency exchange rate impact (2)(3)	—	—
Restructuring costs	1,750	1,750
Legal and related costs	900	900
U.K. related costs	8,850	8,850
Loss from equity method investment	5,250	5,250
Share-based compensation	10,000	10,000
Adjusted EBITDA	$260,000	$270,000
(1) For a description of each non-GAAP metric, see "Non-GAAP Financial Measures".
(2) We have historically excluded the impact of non-cash interest expense from adjusted earnings metrics. With the adoption of ASU No.2016-02, Leases, effective January 1, 2019, we anticipate the difference between GAAP-basis rent expense and cash rent paid will grow. However, we will continue to adjust for this difference.

(3) We have historically excluded the impact of foreign currency translation and hedges from adjusted earnings metrics. We do not include the impact of any hedge settlement or realized currency gains or losses in our outlook.

About CURO
CURO Group Holdings Corp. (NYSE: CURO), operating in two countries and powered by its fully integrated technology platform, is a market leader by revenues in providing short-term credit to underbanked consumers. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States and expanding to offer online loans and financial services across two countries. Today, CURO combines its market expertise with a fully integrated technology platform, omni-channel approach and advanced credit decisioning to provide an array of short-term credit products across all mediums. CURO operates under a number of brands including Speedy Cash®, Rapid Cash®, Cash Money®, LendDirect®, Avío Credit®, Opt+® and Revolve Finance®. With over 20 years of operating experience, CURO provides financial freedom to the underbanked.
Conference Call
CURO will host a conference call to discuss these results at 8:15 a.m. Eastern Time on Friday, October 25, 2019. The live webcast of the call can be accessed at the CURO Investor Relations website at http://ir.curo.com/.
You may access the call at 1-800-807-9684 (1-412-317-5415 for international callers). Please ask to join the CURO Group Holdings call. A replay of the conference call will be available until November 1, 2019, at 11:15 a.m. Eastern Time. An archived version of the webcast will be available on the CURO Investors website for 90 days. You may access the conference call replay at 1-877-344-7529 (1-412-317-0088 for international callers). The replay access code is 10135660.
Final Results
The financial results presented and discussed herein are on a preliminary and unaudited basis; final unaudited data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements include statements related to our expectations regarding general economic conditions and our fiscal 2019 outlook. In addition, words such as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions and judgments, including our ability to execute on our business strategy and our ability to accurately predict our future financial results. These assumptions and judgments may prove to be inaccurate in the future. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are important factors both within and outside of our control that could cause our actual results to differ materially from those in the forward-looking statements. These factors include our level of indebtedness; errors in our internal forecasts; our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; actions of regulators and the negative impact of those actions on our business; our ability to protect our proprietary technology and analytics and keep up with that of our competitors; disruption of our information technology systems that adversely affect our business operations; ineffective pricing of the credit risk of our prospective or existing customers; inaccurate information supplied by customers or third parties would could lead to errors in judging customers’ qualifications to receive loans; improper disclosure of customer personal data; failure or third parties who provide products, services or support to us; any failure of third-party-lenders upon whom we rely to conduct business in certain states; disruption to our relationships with banks and other third-part electronic payment solutions providers; disruption caused by employee or third-party theft and errors in our stores as well as other factors discussed in our filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP, we provide certain “non-GAAP financial measures,” including:

•
Adjusted Net Income and Adjusted Earnings Per Share, or the Adjusted Earnings Measures (net income from continuing operations plus or minus gain (loss) on extinguishment of debt, restructuring and other costs, loss from equity method investment, goodwill and intangible asset impairments, certain legal settlements, transaction-related costs, share-based compensation, intangible asset amortization and cumulative tax effect of adjustments, on a total and per share basis);

•	EBITDA (earnings before interest, income taxes, depreciation and amortization);

•	Adjusted EBITDA (EBITDA plus or minus certain non-cash and other adjusting items); and

•	Gross Combined Loans Receivable (includes loans originated by third-party lenders through CSO programs which are not included in the Consolidated Financial Statements).

We believe that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company's operations. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with the Company's U.S. GAAP results, provide a more complete understanding of factors and trends affecting the business.
We believe that investors regularly rely on non-GAAP financial measures, such as Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA, to assess operating performance and that such measures may highlight trends in the business that may not otherwise be apparent when relying on financial measures calculated in accordance with U.S. GAAP. In addition, we believe that the adjustments shown above are useful to investors in order to allow them to compare our financial results during the periods shown without the effect of each of these income or expense items. In addition, we believe that Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of public companies in our industry, many of which present Adjusted Net Income, Adjusted Earnings per Share, EBITDA and/or Adjusted EBITDA when reporting their results.
In addition to reporting loans receivable information in accordance with U.S. GAAP, we provide Gross Combined Loans Receivable consisting of owned loans receivable plus loans originated by third-party lenders through the CSO programs, which we guarantee but do not include in the Consolidated Financial Statements. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.
We provide non-GAAP financial information for informational purposes and to enhance understanding of the U.S. GAAP Consolidated Financial Statements. Adjusted Net Income, Adjusted Earnings per Share, EBITDA, Adjusted EBITDA and Gross Combined Loans Receivable should not be considered as alternatives to income from continuing operations, segment operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with U.S. GAAP. Readers should consider the information in addition to, but not instead of or superior to, the financial statements prepared in accordance with U.S. GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Description and Reconciliations of Non-GAAP Financial Measures
Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA Measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our income or cash flows as reported under U.S. GAAP. Some of these limitations are:

•	they do not include cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not include changes in, or cash requirements for, working capital needs;

•	they do not include the interest expense, or the cash requirements necessary to service interest or principal payments on debt;

•	depreciation and amortization are non-cash expense items reported in the statements of cash flows; and

•	other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

We calculate Adjusted Earnings per Share utilizing diluted shares outstanding at year-end. If the Company records a loss from continuing operations under U.S. GAAP, shares outstanding utilized to calculate Diluted Earnings per Share from continuing operations are equivalent to basic shares outstanding. Shares outstanding utilized to calculate Adjusted Earnings per Share from continuing operations reflect the number of diluted shares the Company would have reported if reporting net income from continuing operations under U.S. GAAP.

As noted above, Gross Combined Loans Receivable includes loans originated by third-party lenders through CSO programs which are not included in the consolidated financial statements but from which we earn revenue and for which we provide a guarantee to the lender. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.

We evaluate stores based on revenue per store, provision for losses at each store and store-level EBITDA, with consideration given to the length of time a store has been open and its geographic location. We monitor newer stores for their progress to profitability and their rate of revenue growth.
We believe Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are used by investors to analyze operating performance and to evaluate our ability to incur and service debt and the capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess our estimated enterprise value. The computation of Adjusted EBITDA as presented in this release may differ from the computation of similarly-titled measures provided by other companies.

Investor Relations:
Roger Dean
Executive Vice President and Chief Financial Officer
Phone: 844-200-0342
Email: IR@curo.com
Or
Global IR Group
Gar Jackson,
Phone: 949-873-2789
Email: gar@globalirgroup.com

(CURO-NWS)